Exhibit 3.2

FORM OF

AMENDED AND RESTATED BYLAWS

OF

Hertz Group Realty Trust, INC.

article I - GENERAL

1.1 Principal Office.  The principal office of Hertz Group Realty Trust, Inc., a Maryland corporation (the “Corporation”), in the State of Maryland shall be located at such place as the Corporation’s Board of Directors may designate.

1.2 Additional Offices. The Corporation may have additional offices, including a principal executive office, and places of business at such other places, within or without the State of Maryland, as the Board of Directors may from time to time determine or the business of the Corporation may require.

1.3 Applicability of Israeli Law. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law – 1968 (the “Israeli Securities Law”) does not apply, the provisions of the Israeli Companies Law – 1999 listed in the first section of the Fourth Schedule to the Israeli Securities Law applicable to issuers incorporated outside of Israel (the “Israeli Companies Law”) shall be applicable to the Corporation to the fullest extent permitted under applicable law, are duly implemented in the charter of the corporation and these bylaws, and these bylaws shall be subject to such applicable provisions of the Israeli Companies Law, including any amendments thereto.

article II - MEETINGS OF STOCKHOLDERS

2.1 Place.  All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these bylaws and stated in the notice of the meeting, except that, for so long as the shares of the Corporation are traded on the Tel Aviv Stock Exchange, all meetings of stockholders shall be held in Israel at such place as shall be set in accordance with these bylaws and designated in the notice of the meeting.

2.2 Annual Meeting.  An annual meeting of the stockholders for the election of directors and the transaction of any other business which may properly come before such meeting shall be held at such time and place and on such date as may be set by the Board of Directors. Subject to any requirements set forth in Section 4.1 of the charter of the Corporation, the Corporation shall conduct an annual meeting each year, and no later than fifteen (15) months after the preceding annual meeting. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid act of the Corporation.

2.3 Special Meetings.

2.3.1 General.

(a) The Board of Directors may call a special meeting of the stockholders. Except as provided in Section 2.3.1(c) or (d) below, a special meeting of stockholders shall be held on the date and at the time and place set by the Board of Directors.

(b) A special meeting of stockholders shall also be convened by the Board of Directors to act on any matter that is appropriate for discussion at a meeting of stockholders, subject to the provisions of the Israeli Companies Law, upon demand from two or one quarter of members of the Board of Directors in office at that time, or by demand from one or more stockholders holding at least five percent (5%) of the issued share capital and at least one percent (1%) of all the votes entitled to be cast on such matter by holders of the outstanding shares of common stock of the Corporation (“Common Stock”), or by one or more stockholders holding at least five percent (5%) of all the votes entitled to be cast on such matter by holders of the outstanding shares of Common Stock. Any meeting required to be convened by the Board of Directors in accordance with this section must be called within twenty-one (21) days from receiving such demand, at a date to be specified in the notice of the special meeting of stockholders, as set forth in Section 2.4.1, provided that such date shall be no later than thirty-five (35) days after the notice issue date, all subject to the provisions of the Israeli Companies Law. For purposes of this section, the days counted shall not include the notice issue date, but shall include the date on which the special meeting of stockholders is to be convened.

(c) For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, should the Board of Directors fail to convene a special meeting of stockholders, as set forth above in Section 2.3.1(b), the demanding party or, in case of stockholders, any part thereof holding more than one half of all the votes entitled to be cast on the matter, may request permission from the Board of Directors for such demanding party to convene the special meeting of stockholders, provided that it shall be convened no later than three months after filing such demand and it shall be convened, in as much as possible, in the same manner by which special meetings of stockholders are convened by the Board of Directors, with the date, time and place, and record date for the determination of stockholders entitled notice of, and to vote at, such meeting to be fixed by the demanding party. Should a special meeting of stockholders be convened pursuant to this section, the Corporation must cover any reasonable expenses incurred by the demanding party and the members of the Board of Directors responsible for failing to convene such meeting must reimburse the Company for such expenses.

(d) For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, should the Board of Directors fail to convene a special meeting of stockholders demanded pursuant to Section 2.3.1(b), such special meeting of stockholders may be convened, and the date, time and place, and record date for the determination of stockholders entitled notice of, and to vote at, such meeting may be fixed, by order of an Israeli court upon request from the demanding party. Should the court order such meeting to be convened, the Corporation must reimburse reasonable expenses incurred by the plaintiff in the legal proceeding, as ruled by the court, and the members of the Board of Directors responsible for failing to convene such meeting must reimburse the Corporation for such expenses.

(e) In order for any demand or request made by a stockholder pursuant to this Section 2.3 to be valid and recognized by the Corporation, such demand or request must be submitted in accordance with the Israeli Companies Law.

2.4 Notice and Agenda.

2.4.1 Notice.

(a) Not less than ten nor more than 90 days before each meeting of stockholders, the Secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting, the manner of participation and communication by which stockholders may attend or vote, the type of meeting of stockholders, the agenda, the proposed resolutions, arrangements with regard to proxy voting and all details required by law and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid.  If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions.  The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless a stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.  An inadvertent failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this ARTICLE II, or the validity of any proceedings at any such meeting.

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(b) For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, in addition to the notice required to be given in accordance with Section 2.4.1 above, notice of the convening of a meeting of stockholders shall also be given by advertisement to be published in two leading Hebrew daily newspapers in Israel, by the date specified in the Israeli Companies Law.

(c) No business shall be transacted at any special meeting of stockholders except as specifically designated in the notice. All business that may properly be brought before an annual meeting must be included in the notice. Notice of a meeting of stockholders shall set forth the agenda of the meeting as shall be set by the Board of Directors, and shall also include matters for which a special meeting of stockholders was petitioned for, pursuant to Section 2.3.1(b), as well as topics requested in accordance with the Section 2.4.2(a).

2.4.2 Agenda.

(a) The agenda at a meeting of stockholders shall be established by the Board of Directors, and shall also include matters for which a special meeting of stockholders was petitioned pursuant to Section 2.3.1(b) above. One or more stockholders may request the Board of Directors to include a matter on the agenda of a future special meeting of stockholders, provided that (i) the matter is appropriate for discussion at a meeting of stockholders, subject to provisions of the Israeli Companies Law, (ii) the request is provided in writing to the Corporation at least seven (7) days prior to the Board of Directors giving notice of the convening of a meeting of stockholders, and (iii) the written request of the stockholder includes the wording of the resolution proposed by the stockholder, unless otherwise specified by law.

(b) The agenda for an annual meeting of stockholders shall include the following matters: (i) discussion of the annual report of the Corporation for the most recent fiscal year, including discussion of the financial statements and the Board of Directors’ Report on the State of Corporate Affairs, submitted to stockholders at the annual meeting; (ii) election or removal of directors, subject to the provisions of ARTICLE III; (iii) ratification of the appointment of the Corporation’s independent registered public accounting firm; (iv) any matter that has been the subject of a notice properly submitted pursuant to and in compliance with Section 2.10; and (v) any other matters which the Board of Directors has determined to submit for stockholder approval at the annual meeting.

2.5 Organization and Conduct.

2.5.1 Chairman of the Meeting of Stockholders. At each meeting of stockholders, a chairman shall be elected for the meeting. Notwithstanding the foregoing, the chairman of the meeting shall be the chairman of the Board of Directors or, in his or her absence, the chairman of the meeting shall be elected from among the members of the Board of Directors attending the meeting of stockholders. If no member of the Board of Directors is attending the meeting, the chairman of the meeting shall be elected by a majority of all votes cast by stockholders present and voting at the meeting. The chairman of the meeting of stockholders shall be elected at the start of discussion at the meeting, which shall be opened, subject to presence of a legal quorum, by the Secretary of the Corporation or by any stockholder authorized to do so by the secretary of the Corporation. Statements by the chairman of the meeting of stockholders that a resolution is passed unanimously, or by a certain majority, or rejected and the meeting minutes of the meeting of stockholders, signed by the chairman of the meeting of stockholders, shall be prima facie evidence to the contents thereof.

2.5.2 Adjournment. The chairman of the meeting of stockholders may, subject to approval by a majority of all votes cast by stockholders present at the meeting, where a legal quorum is present, adjourn the meeting of stockholders, discussion or voting on any matter on the agenda, from one time to another and from one location to another, and must do so if so instructed by a resolution adopted by a majority of all votes cast by stockholders present at the meeting, but not later than one hundred twenty (120) days of the date on which the original meeting was convened. The adjourned meeting shall only discuss matters on the agenda and whose discussion has not been completed or started or for which a resolution was not passed at the original meeting.

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2.5.3 Conduct. For so long as the securities of the Corporation are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting in accordance with Israeli practice and any applicable provision under the rules and regulations of the Tel Aviv Stock Exchange, the Israeli Securities Law and the Israeli Companies Law. Subject to the provisions of any applicable provision under the rules and regulations of the Tel Aviv Stock Exchange, the Israeli Securities Law and the Israeli Companies Law, an inadvertent failure to adhere to any of the rules, regulations or procedures established by the chairman of the meeting for the conduct of the meeting shall not affect the validity of any action taken or resolution adopted at such meeting of stockholders.

2.6 Quorum.  Except as otherwise stipulated by the charter of the Corporation, at any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any law, the charter of the Corporation or these bylaws for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting, if a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally convened. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, if, within 30 minutes after the time designated for the start of a meeting of stockholders that has been duly called in accordance with these bylaws, a legal quorum is not present at such meeting as initially convened, the meeting shall be adjourned to the same place and time to the same day of the week following the date of the meeting as originally scheduled, or to any other date indicated in the notice of the meeting, but not later than one hundred twenty (120) days after the record date of the original meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

2.7 Voting.

(a) A majority of the votes cast on a matter at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless a different applicable voting standard is provided in the charter of the Corporation or these bylaws or expressly required by the Maryland General Corporation Law (“MGCL”) or the Israeli Companies Law. If the number of votes cast in favor of a matter are equal in number to the votes cast against the matter, the matter is not approved by the stockholders. Each share of stock of the Corporation outstanding and entitled to vote on such matter shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders, unless otherwise provided in the charter of the Corporation or these bylaws or expressly required by the MGCL or the Israeli Companies Law. Any stockholder who desires to vote their shares in person at a meeting of stockholders shall be required to establish their ownership of the shares in accordance with applicable law. Subject to applicable law, in case of shares that are co-owned, either owner may vote such share at any meeting of stockholders, in person or by proxy, as if the stockholder had exclusively owned it. Should more than one co-owner of any share attend a meeting of stockholders, in person or by proxy, the jointly owned shares shall be voted in accordance with Section 2-508(c) of the MGCL. Multiple legal guardians or estate administrators of any deceased registered stockholder shall count as co-owners of such shares for purposes of this section.

(b) Except as set forth in the charter of the Corporation, these bylaws or in the Israeli Companies Law or any other law applicable to the Corporation, a majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any of the following matters if properly brought before the meeting: (i) ratification of the appointment of the Corporation’s independent registered public accounting firm and (ii) approval of any actions and transactions subject to stockholder approval at a meeting of stockholders called for such purpose.

(c) Any stockholder who is a minor or is found to be incompetent by a court of law may only vote through their legal guardians and any such legal guardian may vote by proxy.

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2.8 Proxies.

2.8.1 General. A stockholder may cast the votes that the stockholder is entitled to cast either in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. No proxy shall be valid after eleven months from its date, unless otherwise provided in the proxy.

2.8.2 Letter of Appointment.

(a) Any document appointing a proxy for voting (“Letter of Appointment”) shall be made in writing and signed by the appointing party or by representatives thereof who hold written authorization to do so, and if the appointing party is a corporation – the appointment shall be made in writing, signed by the authorized signatories of the corporation and by the seal of the corporation, or signed by the authorized representative. The Letter of Appointment, or a copy thereof to the satisfaction of the Board of Directors or anyone authorized thereby, shall be deposited in the office or at the location where the meeting of stockholders is to be convened, not less than forty-eight (48) hours prior to the scheduled start time of the meeting at which the person named in the Letter of Appointment is to vote. However, the chairperson of the meeting of stockholders may waive such requirement for all participants in any meeting of stockholders, and may accept their Letter of Appointment or a copy thereof, to the satisfaction of the chairperson of the meeting at the start of the meeting.

(b) A stockholder may authorize more than one Letter of Appointment, subject to the following provisions:

(1) Each Letter of Appointment shall indicate the type and number of shares for which it has been issued and, as required by law, reference to the question of the stockholder’s personal interest in the approval of a transaction on the agenda of the meeting of stockholders;

(2) If the total number of shares of any class listed on a Letter of Appointment issued by any stockholder exceeds the number of shares of that class which he or she holds, then all proxy certificates issued by the stockholder for excess shares shall be null and void, without impairing the validity of voting for the shares held by the stockholder; and

(3) If a proxy has been appointed by a stockholder and the Letter of Appointment does not indicate the number and class of shares for which it has been issued, then the Letter of Appointment shall be deemed to have been issued for all the shares on the date of depositing the proxy certificate with the Corporation, or on the date it was handed to the chairman of the meeting, as the case may be. If a Letter of Appointment has been issued for a number of shares lower than the number of shares held by the stockholder, then the stockholder shall be deemed to have abstained in voting the balance of shares he or she holds, and the Letter of Appointment shall only apply to the number of shares listed thereon.

(c) The Letter of Appointment for a meeting of stockholders shall be made and completed in the following form of wording or in a form of wording as similar thereto as possible, or in the normal or customary way for companies listed on the Tel Aviv Stock Exchange, as approved by the chairman of the Board of Directors:

“I, ______________, from ____________, a stockholder of ____________ (“the Company”), hereby appoint __________________, whose identity number is _______________, or in his absence _________, whose identity number _______________, or _______________, or in his / her absence _______________, whose ID number ______________, from ______________________, to attend the Annual/Special Meeting of the Stockholders and vote for me and in my name in respect of ____ shares of the type _______ held by me at the Annual/Special Meeting of the Stockholders of the Company / The shares of the type _______________, to be held on _________ in the month ___________ year, and at any adjourned meeting of this meeting.

And in witness whereof I have signed on the __ day of the month ___________ year _________.

Signature”

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(d) A vote pursuant to a Letter of Appointment shall not be valid if the appointer has died before the record date for the meeting, or canceled the Letter of Appointment or transferred the share for which he or she voted before the record date for the meeting as set forth above.

(e) The provisions of this Section 2.8.2 shall not apply to an authorized representatives of a corporation, but only to a proxy voting on behalf of a corporation who is not an authorized representative of the corporation.

2.8.3 Vote by Written Ballot on Certain Matters.

(a) The Board of Directors or chairman of the meeting may, from time to time, specify the resolutions which may be adopted at a meeting of stockholders by votes submitted by stockholders by written ballot. Unless otherwise specified by the Board of Directors and subject to provisions of the Israeli Companies Law and regulations thereof, resolutions on the matters listed below may also be passed by written ballot at a meeting of stockholders:

(1) Election and removal of directors;

(2) Approval of transactions and actions requiring approval by the Board of Directors pursuant to Sections 255 and 268-275 of the Israeli Companies Law;

(3) Approval of a merger pursuant to Section 320 of the Israeli Companies Law;

(4) Authorization for the chairman of the Board of Directors or a relative thereof to hold the position of chief executive officer or to exercise the authority thereof, and authorization for the chief executive officer or relative thereof to hold the position of chairman of the Board of Directors or to exercise the authority thereof, pursuant to Section 121(c) of the Israeli Companies Law; and

(5) Any matters specified in regulations issued or to be issued pursuant to Section 89 of the Israeli Companies Law.

2.9 Voting of Stock by Certain Holders.  A corporation which is a stockholder of the Corporation may, by decision of its directors or other administrative body, empower the person to whom it shall find suitable to be its representative at any meeting of stockholders. A person authorized as aforesaid shall be entitled to use on behalf of the corporation he or she represents the same voting rights which the corporation itself could have used if it were a sole stockholder. The chairman of the meeting may demand from any such authorized person reasonable proof of his being an authorized representative of the corporation, as a condition for the participation of such person in the meeting.

2.10 Nominations and Proposals by Stockholders.

2.10.1 Annual Meetings of Stockholders.

(a) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may only be made at an annual meeting of stockholders (i) by or at the direction of the Board of Directors, (ii) by a stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 2.10.1 and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 2.10.1, (iii) by one or more stockholders holding at least five percent (5%) of the issued share capital and at least one percent (1%) of all the votes entitled to be cast on such matter by holders of the outstanding shares of Common Stock, or by one or more stockholders holding at least five percent (5%) of all the votes entitled to be cast on such matter by holders of the outstanding shares of Common Stock, who has complied with Section 2.3 or (iv) to the extent required by other applicable law by the persons and subject to the applicable requirements provided for therein.

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(b) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of Section 2.10.1(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and, in the case of such other business, must otherwise be a proper matter for action by the stockholders.  For the first annual meeting, a stockholder’s notice shall be timely if it sets forth all information required under this Section 2.10.1 and is delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the tenth day after public announcement of the date of such meeting is first made.  For all subsequent annual meetings, a stockholder’s notice shall be timely if it sets forth all information required under this Section 2.10.1 and is delivered to the Secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., local time in the location of the Corporation’s principal executive office (“Local Time”), on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Local Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) Such stockholder’s notice shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation.

(ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of stock or other securities of the Corporation (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, individually or in the aggregate, in the Corporation, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all holders of the same class or series, and

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(D) whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person is subject to or during the last six months has, directly or indirectly (through brokers, nominees or otherwise), engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to manage risk or benefit of changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or to increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation disproportionately to such person’s economic interest in the Company Securities;

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (c) of this Section 2.10.1 and any Proposed Nominee;

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee, and

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person; and

(v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting any Proposed Nominee or the proposal of other business on the date of such stockholder’s notice.

(d) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (i) certifying that such Proposed Nominee (A) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (B) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, or would be required pursuant to the rules of any securities exchange on which any securities of the Corporation are traded or over-the-counter market on which any securities of the Corporation are traded).

(e)Notwithstanding anything in this subsection (e) of this Section 2.10.1 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the notice for the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.10.1 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Local Time, on the tenth day following the day on which such public announcement to stockholders is first made by the Corporation.

(f) For purposes of this Section 2.10.1, “Stockholder Associated Person” of any stockholder means (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

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2.10.2 Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (a) by or at the direction of the Board of Directors (b) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with Section 2.3 of this ARTICLE II and that has supplied the information required by Section 2.3 and Section 2.4 of this ARTICLE II about each individual whom the stockholder proposes to nominate for election of directors or (c) provided that the special meeting has been called in accordance with Section 2.3 of this ARTICLE II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 2.10.2 and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 2.10.2. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (c) and (d) of Section 2.10.1, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., local time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

2.10.3 General.

(a) If information submitted pursuant to this Section 2.10 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 2.10.  Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information.  Upon written request by the Secretary of the Corporation or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.10, and (ii) a written update of any information submitted by the stockholder pursuant to this Section 2.10 as of an earlier date.  If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 2.10. For purposes of these bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(b) Only such individuals who are nominated in accordance with this Section 2.10 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 2.10.  The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.10.

(c) “Public announcement” shall mean disclosure (i) in a press release reported by two leading Hebrew daily newspapers in Israel and (ii) (x) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (y) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(d) Notwithstanding the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of applicable law.

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2.11 Control Share Acquisition Act.  Notwithstanding any other provision of the charter of the Corporation or these bylaws, Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not apply to any and all acquisitions by any person of shares of stock of the Corporation.

article III - DIRECTORS

3.1 General Powers.  Except as set forth in the charter of the Corporation and in Section 2.7(c)(2), the business and affairs of the Corporation shall be managed under the direction of its Board of Directors and, except as otherwise expressly provided for by law, the charter or the bylaws of the Corporation, all of the powers of the Corporation shall be vested in the Board of Directors of the Corporation.

3.2 Outside Activities.  A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation.  For so long as the Corporation is externally advised, no officer or employee of the Corporation who is affiliated with the Corporation’s advisor shall be expected to devote his or her full time to the efforts of the Corporation unless he or she agrees in writing to do so. Any director or officer of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those relating to the Corporation.

3.3 Number and Tenure.

(a) The number of directors of the Corporation is initially seven, which number may be increased or decreased by only a majority of the Board of Directors or as provided in the charter of the Corporation; provided, however, that such number shall not be less than the minimum number required by the MGCL, nor more than twelve. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the number of directors of the Corporation shall not be fewer than three and shall comply with the requirements of Article X of the charter of the Corporation. Each director shall be a natural person and shall not be a corporation or other business entity. The directors of the corporation shall be classified and have the terms as set forth in the charter of the Corporation.

(b) The advisory agreement entered into between the Corporation and the Corporation’s advisor, Hertz Group REIT Advisor LLC (the “Advisor”), as it may be amended from time to time (the “Advisory Agreement”), currently provides that the Advisor has the right to propose candidates to the Board of Directors for consideration as nominees for election at any meeting of stockholders at which Class IV directors will be elected that the Board of Directors is required to consider in good faith any such proposed nominees received from the Advisor, and that, if these nominees otherwise satisfy the requirements and qualifications for directors under applicable law and these bylaws, the Board of Directors is required to nominate these persons for election at the next annual meeting of stockholders at which Class IV directors will be elected. In addition, the Advisory Agreement currently provides that the Board of Directors is required to consider in good faith any candidates proposed by the Advisor for consideration by the Board of Directors with respect to vacancies that may arise from time to time among Class IV directors.

(c) In order to qualify to be nominated and elected, and to serve or continue to serve, as a Class IV director, in addition to any other applicable requirements and qualifications, a nominee must have been proposed and nominated in accordance with the requirements of the Advisory Agreement, and must satisfy the following criteria to the satisfaction of the Board of Directors, in its sole discretion: (i) a minimum of 15 years’ experience in the commercial office real estate sector; (ii) a minimum of 10 years’ experience, in the aggregate, as the chief executive officer, president, chief financial officer, chief operating officer or similar senior position at a company or other firm that owns and operates commercial office properties similar to those owned and operated by the Corporation; and (iii) has reasonably extensive experience in the jurisdictions in which the properties owned and operated by the Corporation are located.

3.4 Voting. The affirmative vote of a majority of all the votes cast for or against the election of a Class I, Class II or Class III director shall be required to elect the Class I, Class II and Class III directors, as applicable, provided that (i) such majority includes at least a majority of “disinterested stockholders” (as defined in Section 10.3(a) of the charter of the Corporation); and (ii) the total number of votes cast against the election of the External Director or Independent Director by disinterested stockholders does not exceed two percent (2%) of all the votes entitled to be cast in the election of directors generally. The affirmative vote of a majority of all the votes cast for or against the election of a Class IV director shall be required to elect the Class IV director.

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3.5 Vacancies.

(a) Subject to certain conditions discussed below, any and all vacancies on the Board of Directors that occur in a Class II, Class III or Class IV directorship may be filled by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, but the Board of Directors shall not have the power to fill any vacancy in the Class I directorships. If a Class I directorship becomes vacant and there are fewer than two External Directors on the Board of Directors at the time, the Corporation shall, in accordance with the Israeli Companies Law, convene a stockholders’ meeting as soon as practicable to elect a replacement Class I director. If a Class II or Class III directorship becomes vacant, the Board of Directors may elect a replacement Independent Director who will serve until the next meeting of stockholders and until his or her successor is duly elected and qualifies. The replacement Class IV director will serve an initial term until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies; any Class IV director elected at such meeting shall serve until the next annual meeting at which Class IV directors are to be elected and until a successor is duly elected and qualifies.

(b) The charter of the Corporation provides that, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, a majority of the Board of Directors must at all times be comprised of directors who are either External Directors or Independent Directors and in the event that a vacancy results in the number of External Directors and Independent Directors collectively being less than the number of directors other than External Directors and Independent Directors (the “Inside Directors”), the charter of the Corporation provides that the number of directors on the Board of Directors will automatically decrease until the number of External Directors and Independent Directors collectively is one more than the number of Inside Directors. If a vacancy among the External Directors and Independent Directors is filled and, as a result, the number of External Directors and Independent Directors collectively exceeds the number of Inside Directors by more than one, the Board of Directors may increase the size of the Board of Directors by increasing the number of Class IV directors and filling any vacancy created by such increase until the number of External Directors and Independent Directors collectively exceeds the number of Inside Directors by one, which candidate chosen to fill such vacancy may be the same person who previously served as a Class IV director until his or her office was automatically reduced in accordance with the charter of the Corporation.

(c) In the event of one or more vacancies on the Board of Directors, the remaining directors will be entitled to take any action as long as there are at least three directors on the Board, of which two must be External Directors. In the event that, due to vacancies on the Board of Directors, there are fewer than three directors on the Board of Directors or fewer than two External Directors on the Board of Directors, the charter of the Corporation prohibits the Board of Directors from approving any action other than to elect additional directors.

3.6 External Directors.

Section 3.6.1 Qualifications. To qualify to be nominated or elected, or to serve or continue to serve, as a Class I director, a candidate or current Class I director must qualify as an External Director within the meaning set forth under the Israeli Companies Law and satisfy all applicable statutory criteria provided in the Israeli Companies Law. In addition, at least one of the External Directors must be determined by the Board of Directors to have accounting and financial expertise. Following the termination of an External Director’s service on the Board of Directors, such former External Director and his or her spouse and children may not be provided with any direct or indirect benefit by the Corporation, its controlling stockholder or any entity under its controlling stockholder’s control. This includes engagement as an office holder or director of the Corporation or a company controlled by its controlling stockholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former External Director. This restriction extends for a period of two years with regard to the former External Director and his or her spouse or child, and for one year with respect to other relatives of the former External Director.

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Section 3.6.2 Disqualifications. In accordance with the Israeli Companies Law, a person shall not be qualified to serve as an External Director if (i) that person is a controlling stockholder of the Corporation, (ii) that person is a relative of a controlling stockholder of the Corporation, or (iii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subject, or any entity under the person’s control, has or had, during the two years preceding the date of election as an External Director: (a) any affiliation or other disqualifying relationship with the Corporation, with any person or entity controlling the Corporation or a relative of such person, or with any entity controlled by or under common control with the Corporation; or (b) in the case of a company with no shareholder holding twenty-five (25) percent or more of its voting power, had at the date of election as an External Director, any affiliation or other disqualifying relationship with a person then serving as chairman of the Board of Directors or chief executive officer, a holder of five (5) percent or more of the issued share capital or voting power in the company or the most senior financial officer. In addition, a person shall not be qualified to serve as an External Director if that person’s position or professional or other activities create, or may create, a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as a director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. A person may furthermore not be qualified to serve as an External Director if he or she received direct or indirect compensation from the Corporation, other than as permitted by the Israeli Companies Law and the regulations promulgated thereunder. Furthermore, a director of one company shall not be qualified as an External Director of another company if a director of the other company is acting as an External Director of the first company at such time.

Section 3.6.3 Gender. If all members of the Board of Directors, who are neither controlling stockholders, as defined in the Israeli Companies Law, nor relatives of controlling stockholders of the Corporation, are of the same gender at the time the External Directors are elected by a meeting of stockholders, which meeting must be no later than three months from the completion of the Corporation’s initial public offering in Israel, then at least one of the External Directors elected at such meeting must be of the other gender.

3.7 Independent Directors. To qualify to be nominated or elected, or to serve or continue to serve, as a Class II or Class III director, a candidate or current Class II or Class III director must qualify as an Independent Director within the meaning set forth under the Israeli Companies Law and satisfy all applicable statutory criteria provided in the Israeli Companies Law. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange, the Board of Directors may designate at least two directors who qualify as Independent Directors in accordance with the Israeli Companies Law. The Independent Directors will be subject to the same provisions of the Israeli Companies Law applicable to External Directors regarding, among other things, qualifications required to become elected to be a director, circumstances resulting in the termination of a director’s term of office, and compensation from the company to the directors.

3.8 Annual and Regular Meetings.  An annual meeting of the Board of Directors may be held immediately after and at the same place as the annual meeting of stockholders, with no notice other than this bylaw provision being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.  The Board of Directors may provide, by resolution, the time and place, either within or without the State of Maryland, for the holding of regular meetings of the Board of Directors without other notice than such resolution. The Board of Directors shall convene for meetings in accordance with the needs of the Corporation, but no fewer than once every three (3) months.

3.9 Special Meetings.  Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board of Directors or two of members of the Board of Directors then in office. The Chairman of the Board of Directors may fix any place, either within or without the State of Maryland, as the place for holding any special meeting of the Board of Directors. The Board of Directors may provide, by notice, the time and place for the holding of special meetings of the Board of Directors without other notice than such resolution.

3.10 Notice.  Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, facsimile transmission, electronic mail, United States mail, with postage thereon prepaid, or courier to each director at his or her business or residence address.  Notices shall be delivered at least one day prior to the meeting.  Any director departing his country of residence wishing to receive notices during his or her period of absence, shall provide sufficient details to the secretary of the Corporation (and in his or her absence to another senior officer of the Corporation) to allow delivery of notices during such period of absence. Notices of a Board of Directors meeting shall specify the date of the meeting, the place at which it shall convene and reasonable detail of all matters on the agenda. The agenda at Board of Directors meetings shall be determined by the chairman of the Board of Directors, and shall include matters as determined by the Chairman of the Board of Directors as well as any matter requested by a director or the chief executive officer from the Chairman of the Board of Directors to be included on the agenda a reasonable time in advance of convening the Board of Directors meeting.

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3.11 Quorum.  A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors; provided, however, that (i) at least one director participating at the opening of the meeting is a Class IV director and (ii) if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum. Notwithstanding the foregoing, the legal quorum for resolutions of the Board of Directors regarding termination of the office of the internal auditor of the Corporation shall in no event be less than a majority of the members of the Board of Directors.

3.12 Voting.  The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the charter of the Corporation or these bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the charter of the Corporation or these bylaws. Each director shall have one vote on any matter that comes before the Board.

3.13 Chairman of the Board of Directors.  The Board of Directors shall designate a Chairman of the Board of Directors from among the Class IV directors.  The Chairman of the Board of Directors shall be a director and may, but need not be, an officer of the Corporation.  The Chairman of the Board of Directors shall preside, when present, at all meetings of the Board of Directors.

3.14 Conduct of Meetings.  All meetings of the Board of Directors shall be called to order and presided over by the Chairman of the Board of Directors. In the event that the Chairman of the Board of Directors is absent from the meeting, or refuses to chair the meeting, the members of the Board present at the meeting shall select another Class IV director to chair the meeting, conduct the meeting and sign the minutes of the meeting.

3.15 Telephone Meetings.  Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

3.16 Consent by Directors Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors or a committee thereof may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director that is entitled to vote and is filed with the minutes of proceedings of the Board of Directors.

3.17 Resignations.  Any director may resign from the Board of Directors or any committee thereof at any time by delivering his or her resignation to the Board of Directors, the Chairman of the Board of Directors or the Secretary.  Such resignation shall take effect at the time specified therein, which may be on or after the time of the resignation, or if no time be specified, at the time of the receipt of such resignation by the Board of Directors, the Chairman of the Board of Directors or the Secretary.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

3.18 Compensation.  Directors, with the exception of Class IV directors, may receive compensation for any service or activity they performed or engaged in as directors.  Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with any other service or activity they performed or engaged in as directors; and nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor. In accordance with the Israeli Companies Law, External Directors and Independent Directors are prohibited from receiving, directly or indirectly, any compensation from the Corporation, other than for their services as External Directors or Independent Directors, as applicable. Compensation of an External Directors or Independent Director shall be determined prior to his or her election according to the Israeli Companies Law and its regulations.

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3.19 Reliance.  Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation or any subsidiary thereof whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

3.20 Ratification.  The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter. Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting, or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

3.21 Validity of Actions.  Subject to the provisions of any applicable law, all actions carried out in good faith by or in accordance with the resolutions of the Board of Directors or by a meeting of a committee thereof or by any person (who is not a corporation) serving on the Board of Directors, shall be valid even if it is later discovered that there is a defect in the appointment of such member of the Board, or that all or one of them were disqualified, as if each one of them was lawfully appointed and as if they had the qualifications required to be members of the Board of Directors or of a committee.

3.22 Emergency Provisions.  Notwithstanding any other provision in the charter of the Corporation or these bylaws, this Section 3.22 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under ARTICLE III of these bylaws cannot readily be obtained (an “Emergency”).  During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

article IV - COMMITTEES

4.1 Number, Tenure and Qualifications.  The Board of Directors may appoint from among its members committees, composed of two (2) or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member. Each committee must be comprised by a majority of persons who are External Directors or Independent Directors and, to the extent permitted by applicable law, shall consist of at least one Class IV director. A person who is not a member of the Board of Directors shall not serve on a committee, to which the Board delegated any of its authorities, but may serve on a committee whose function is solely to advise or provide recommendations to the Board of Directors and has not been delegated any of its authorities.

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4.2 Powers.  The Board of Directors may delegate to committees appointed under Section 4.1 any of the powers of the Board of Directors, except as prohibited by law, the charter of the Corporation or these bylaws.

4.3 Meetings.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.   A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee, provided, however, that at any meeting of the audit committee of the Corporation, an External Director is present at such meeting and a majority of all members present at the meeting consist of Independent and External Directors. The act of a majority of the committee members present at a meeting shall be the act of such committee.  The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the Committee) may fix the time and place of its meeting unless the Board of Directors shall otherwise provide. Meetings and activities of committees shall be conducted in accordance with the provisions included in such committee’s charter of the Corporation, if any, and otherwise in accordance with provisions in the charter of the Corporation and these bylaws with respect to meetings and activities of the Board of Directors. The Board of Directors may, prospectively, cancel any resolution of a committee it appointed (other than a committee appointed as required by the Israeli Companies Law); however, such cancellation shall not have any effect on any action taken before the date of such cancellation by the Board of Directors and shall not prejudice the validity of any committee resolution the Corporation had acted upon towards any other person, who was unaware of such cancellation.

4.4 Telephone Meetings.  Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means shall constitute presence in person at the meeting.

4.5 Consent by Committees Without a Meeting.  Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and such consent is filed with the minutes of proceedings of such committee.

4.6 Vacancies.  Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

article V - OFFICERS

5.1 General Provisions.  The officers of the Corporation shall include a President, a Secretary and a Treasurer and may include a Chief Executive Officer, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers with such titles, powers and duties as are determined from time to time.  The officers of the Corporation shall be elected or appointed by the Board of Directors or the Chief Executive Officer.  Each officer shall hold office until his or her death, resignation or removal in the manner hereinafter provided.  Any two or more offices except President and Vice President may be held by the same person.  Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.  In the event of the absence or disability of any officer, the Board of Directors or the Chief Executive Officer may designate another officer to act temporarily in place of such absent or disabled officer.

5.2 Removal and Resignation.  Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors or the Chief Executive Officer (except that the Chief Financial Officer may only be removed by the Board of Directors), if, in his, her or its judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary.  Any resignation shall take effect at any time subsequent to the time specified therein or, if the time when it shall become effective is not specified therein, immediately upon its receipt.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Corporation or such officer.

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5.3 Vacancies.  A vacancy in any office may be filled by the Board of Directors or the Chief Executive Officer.

5.4 Chief Executive Officer.   The Board of Directors may designate a Chief Executive Officer and may delegate to the Chief Executive Officer any of the powers of the Board of Directors, except as prohibited by applicable law, the charter of the Corporation or these bylaws. The Chief Executive Officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation.  The Chief Executive Officer may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time. Subject to approval by a majority of the Board of Directors, the Board of Directors may appoint one or more of its members to perform the duties of the chief executive officer for a certain matter, or a certain period of time not exceeding the period of time necessary under the circumstances, all according to the discretion of the Board of Directors. The Board of Directors may instruct the chief executive officer to act in a certain way on a certain matter. In the event that the chief executive officer fails to fulfill such instructions the Board of Directors shall be entitled to appoint one or more of its members to perform such instructions in the chief executive officer’s stead. In the event that the chief executive officer is unable to exercise his or her authorities, the Board of Directors shall be entitled to appoint one or more of its members to such authorities in his or her stead.

5.5 Chief Operating Officer.  The Board of Directors or Chief Executive Officer may designate a Chief Operating Officer.  The Chief Operating Officer shall have the responsibilities and duties as determined by the Board of Directors or the Chief Executive Officer.

5.6 Chief Financial Officer.  The Board of Directors or Chief Executive Officer may designate a Chief Financial Officer.  The Chief Financial Officer shall have the responsibilities and duties as determined by the Board of Directors or the Chief Executive Officer.

5.7 Secretary.  The Secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a ledger of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) have general charge of the share transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.

5.8 Treasurer.  The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or Chief Executive Officer and in general perform such other duties as from time to time may be assigned to the Treasurer by the Chief Executive Officer, the President or the Board of Directors.  In the absence of a designation of a Chief Financial Officer by the Board of Directors, the Treasurer shall be the Chief Financial Officer of the Corporation. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper voucher for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, whenever it may so require, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

5.11 Assistant Secretaries; Assistant Treasurers.  The Assistant Secretaries and Assistant Treasurers, (a) shall have the power to perform and shall perform all the duties of the Secretary and the Treasurer, respectively, in such respective officer’s absence and (b) shall perform such duties as shall be assigned to them by the Secretary or Treasurer, respectively, or by the Chief Executive Officer, the President or the Board of Directors.

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5.12 Compensation.  The salaries and other compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he or she is also a director.

5.13 Validity of Actions.  Subject to the provisions of any applicable law, all actions carried out by the Chief Executive Officer, shall be valid even if it is later discovered that there is a defect in the appointment of the Chief Executive Officer or is not qualified to fill its position.

5.14 Reports to the Board of Directors.  The Chief Executive Officer shall notify the chairman of the Board of Directors promptly with respect to any irregular matter that is material to the Corporation, and shall submit reports to the Board of Directors on such matters, at such times and scope as determined by the Board of Directors. In the event that the Corporation does not have a chairman of the Board of Directors or if the chairman of the Board of Directors is unable to fulfill his or her duties, the Chief Executive Officer shall provide such notice to all members of the Board of Directors. The chairman of the Board of Directors may, on his or her own initiative or by a resolution adopted by a majority of the Board of Directors, request reports from the Chief Executive Officer regarding the business of the Corporation and the Chief Executive Officer shall comply with such requests. In the event such notice or report requires action by the Board of Directors, the chairman of the Board of Directors shall convene a meeting of the Board of Directors without delay to discuss the notice or resolution pertaining to the required action.

article VI - CONTRACTS, LOANS, CHECKS AND DEPOSITS

6.1 Contracts.  The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation if authorized or ratified, generally or specifically, by action of the Board of Directors and executed by an authorized person.

6.2 Checks and Drafts.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

6.3 Deposits.  All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, or any other officer designated by the Board of Directors may determine.

article VII - STOCK

7.1 Certificates.  Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them.  In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.  There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

7.2 Transfers.  Any transfer of shares registered in the stock ledger in the name of a registered stockholder, including transfers made by the nominee company or to it, must be made in writing, so long as the share transfer deed is signed, by hand, by both the transferor and the transferee, by their own hand or on their behalf by power of attorney, and by witnesses of their signature; and until such time as the transferee is registered as in the stock ledger as owner of the transferred share, the transferor will be considered its holder. Subject to the provisions of the Israeli Companies Law, share transfers will not be registered unless a transfer deed was delivered to the Corporation’s principal office. A share transfer deed will be drafted and completed in the manner described in the following manner or as similarly as possible, or in a manner normal or common for companies listed on the Tel Aviv Stock Exchange, approved by the Board of Directors:

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“To_______________, from _________________ (the “Transferor”), in exchange for the sum of _______ NIS paid to me by _______________ (the “Transferee”) hereby transmits to the Transferee _______________ shares of NIS __________, marked with numbers _____ to _____ and in general, of __________________, to be in the hands of the recipient of the transfer, the administrators of his estate, his guardians and his representatives, in accordance with all the conditions under which I held the same on the eve of the signing of this letter.”

IN WITNESS WHEREOF, we have signed on _______ the year _______________.

_____________________ _____________________

   Transferee receiving transferee

_____________________ _____________________

All transfer deeds will be submitted to the office for registration, along with the transferred share certificates, if such were issued, along with any other proof required by the Board of Directors. Registered transfer deeds will remain with the Corporation; however, any transfer deeds declined for registration by the Board of Directors, will be returned, by demand, to the submitting entity, along with the share certificate (if delivered).

Executors and Administrator of a deceased sole stockholder, or, in the absence of executors or administrators, the individuals entitled to them, as heirs of the deceased sole stockholder, will be the only individuals acknowledged by the Corporation as having rights in the share registered under the deceased.

Should a share be registered under two or more joint holders, the Corporation will acknowledge only the surviving joint-holder(s) as the having rights or benefits in the share; however, this is not to exempt the security’s co-owner’s estate from any liability or obligation with regard to the jointly held security. Should a share be registered under a number of such joint owners, any of them may transfer their rights.

Any person coming into rights in shares due to a stockholder’s death may – pending demonstration of proof of probate, appointment of executor or succession order testifying that they are entitled to rights in the deceased shareholder's shares – register as the owner of said shares, or, subject to these bylaws, transfer said shares.

The Corporation may acknowledge the receiver or liquidator for a stockholder who is a corporation undergoing dissolution or liquidation, or a bankruptcy fiduciary, or any receiver of a bankrupt shareholder, as having rights in shares registered under such a stockholder. The receiver or liquidator for a stockholder who is a corporation undergoing dissolution or liquidation, or a bankruptcy fiduciary, or any receiver of a bankrupt shareholder could – having produced such evidence as required by the Board of Directors, proving that they have rights in the dissolved or liquidated or bankrupt stockholder’s shares – register as owner of such shares, pending the approval of the Board of Directors (and the Board may decline to provide its approval, without providing any justification), or they could, subject to the provisions of these bylaws, transfer such shares.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the charter of the Corporation and all of the terms and conditions contained therein.

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7.3 Fixing of Record Date.  The Board of Directors may, in accordance with applicable law, set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose.  Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken, and in the case of payment of any dividend or the allotment of any other rights, not before the date the Board of Directors adopts a resolution with respect to the declaration of a dividend or the allotment of other rights. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, in accordance with the Israeli Companies Law, any record date set by the Board of Directors for determining stockholders entitled to attend and vote at a meeting of stockholders shall not be more than twenty-one (21) days prior to the date scheduled for initially convening the meeting of stockholders and not less than ten (10) days prior to said date. Notwithstanding the preceding sentence, for so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, for any meeting of stockholders whose agenda includes matters listed in Section 87(a) of the Israeli Companies Law, the Corporation shall specify a record date that shall not be more than forty (40) days and not less than twenty-eight (28) days prior to the date scheduled for initially convening the meeting of stockholders, unless an earlier record date may be specified by applicable law.

If a meeting of stockholders is adjourned or postponed, a new record date for such meeting may be determined as set forth herein.

7.4 Stock Ledger.  The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

7.5 Fractional Stock; Issuance of Units.  The Board of Directors may authorize the Corporation to issue fractional stock or scrip, all on such terms and under such conditions as they may determine.  Notwithstanding any other provision of the charter of the Corporation or these bylaws, the Board of Directors may issue units consisting of different securities of the Corporation.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

7.6 Right of Inspection and Receipt of Information.

(a) To the extent permitted by applicable law, any stockholder, on written request, may inspect and copy during usual business hours any of the following corporate documents:

(1) The bylaws;

(2) Minutes of the proceedings of the annual or special meetings of stockholders of the Corporation;

(3) Annual statements of the Corporation’s affairs; and

(4) Voting trust agreements, if any, deposited with the Corporation.

(b) Within seven days after such request for documents is presented to an officer or the resident agent of the Corporation, the Corporation, to the extent permitted by applicable law, shall have the requested documents available on file at its principal office.

(c) Stockholders may present to any officer or resident agent of the Corporation a written request for a statement showing all shares and securities issued by the Corporation during a specified period of not more than twelve (12) months before the date of the request. Within twenty (20) days after a request is made, the Corporation shall prepare and have available on file at its principal office a sworn statement of its President or Treasurer which states: (i) the number of shares or securities issued during the specified period; (ii) the consideration received for said issuance; and (iii) the value of any consideration other than money received for said issuance, as set in a resolution of the Board of Directors.

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(d) Any stockholder may request (by presenting a written request to any officer or resident agent of the Corporation):

(1) To inspect and copy, during usual business hours, the Corporation’s books of account and its stock ledger;

(2) A copy of the latest statement of the Corporation’s affairs; and

(3) In the event the Corporation does not maintain the original stock ledger at its principal office, to receive the Corporation’s existing stock ledger.

(e) The Corporation, to the extent permitted by applicable law, must comply with a stockholder’s right of inspection concerning said requests within twenty (20) days after a request for information is made under Section 7.7(d) above, and provide the following documents, as applicable: (1) the Corporation’s statement of affairs, verified under oath by its President or Treasurer; and (b) the Corporation’s stock ledger, verified under oath by one of its officers or its share transfer agent.

article VIII - ACCOUNTING YEAR

The fiscal year of the Corporation shall end on December 31st of each calendar year, unless otherwise determined by the Board of Directors by a duly adopted resolution.

article IX - DISTRIBUTIONS

9.1 Authorization.  Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors and declared by the Corporation, subject to the provisions of applicable law and the charter of the Corporation.  Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of applicable law and the charter of the Corporation.

9.2 Contingencies.  Before payment of any dividends or other distributions, there may be set aside (but there is no duty to set aside) out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

article X - SEAL

10.1 Seal.  The Board of Directors may authorize the adoption of a seal by the Corporation.  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

10.2 Affixing Seal.  Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

article XI - ADVISOR

11.1 Appointment of New Advisor. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, to the maximum extent permitted by non-waivable provisions of Maryland law, upon the termination of the Advisory Agreement, the Corporation shall not enter into a new advisory agreement (“New Advisory Agreement”) with a replacement advisor (“New Advisor”) except in compliance with the provisions of this Section 11.1:

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(a) The charter of the Corporation provides that Class IV directors may not vote on, or participate in discussions held by the Board of Directors regarding, the appointment of a New Advisor.

(b) The Board of Directors shall adhere to the following procedures in the selection of the New Advisor:

(1) Stage One –Threshold Criteria: All offers submitted by potential advisors (the “Offerors”) on or before the final date for submission of offers (“Submission Due Date”), as designated by the Board of Directors, shall be examined, and their compliance with all basic threshold conditions set forth in this Section 11.1(b)(1) for appointment as the New Advisor shall be inspected, by the Board of Directors. To be further considered by the Board of Directors and eligible for appointment as the New Advisor, each of the following conditions must be satisfied:

(i)        The Offeror is a known consulting firm in the United States, having at least ten (10) years’ of relevant experience in the management and consulting of rental property portfolios, consisting, in the aggregate, of more than ten million square feet, and that are similar in quality, location, and type to the properties owned by the Corporation or its affiliates.

(ii)       The Offeror is not, and, within a period of ten (10) years preceding the submission of an offer by the Offeror, has not been, the subject of a voluntary or involuntary bankruptcy or similar insolvency proceeding.

(iii)      The Offeror is either a natural person who is a citizen of the United States or a corporation incorporated in the United States.

(iv)      The Offeror has no material outstanding judgments against such person.

(v)       The Offeror has not been convicted of, or pled guilty or no contest to, a felony, or named as a defendant in any proceeding involving or alleging breach of a fiduciary duty, theft, embezzlement, fraud, gross negligence or willful misconduct.

(vi)      The Offeror is not and has not been subject to any judgment based upon a default of any obligation to a national bank or other regulated financial institution.

(vii)     The Board of Directors, upon the affirmative vote of a majority of the directors then serving, shall determine there is no concern for a conflict of interest between the Offeror and the Corporation.

(viii)    The Offeror is not a person or organization with whom it is prohibited to do business pursuant to applicable U.S. law.

(2) Stage Two – Assessment of Quality Components: The Board of Directors shall, in addition to any other factors it determines to be relevant, consider the following factors in evaluating eligible offers and selecting an Offeror to serve as the New Advisor pursuant to the New Advisory Agreement to be entered into by and among the Corporation, its affiliates and the New Advisor:

(i)        The Offeror’s experience in advising a public company or real estate investment trust focused on owning and operating office buildings in the United States.

(ii)       The Offeror’s experience in advising a U.S. real estate investment trust.

(iii)      The Offeror’s experience in advising a U.S. real estate investment trust with total assets having a book value, as of the end of the fiscal quarter immediately preceding the Submission Due Date, that exceeds eighty percent (80%) of the book value of the Corporation’s total assets as of that date.

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(iv)      The Board of Directors have a favorable impression of the quality of the Offeror and its service providers, including their professional experience and reputation.

(c) Except as may otherwise be approved by at least two-thirds of the directors then serving who are not affiliated with the Advisor, the Corporation shall not, and shall not cause or permit its affiliates to, enter into a New Advisory Agreement unless the New Advisory Agreement complies, substantially, with the following provisions:

(1) The initial term of the New Advisory Agreement must be for a period of seven (7) years ending on the seventh anniversary of the date of the execution of the New Advisory Agreement. At the expiration of the initial term, the New Advisory Agreement may be automatically renewed for another seven-year term, unless terminated pursuant to the terms thereof, in which case the New Advisor will be entitled to receive a termination fee in an amount (x) equal to the product of (i) the annual consulting fees, including acquisition and financing fees, if any, paid to the New Advisor in the year preceding the date of termination, multiplied by (ii) two (2), but (y) not greater than two percent (2%) of the value of the total assets of the company.

(2) The Corporation may terminate the New Advisory Agreement upon terms and conditions substantially similar to those set forth in the Advisory Agreement.

(3) Fees payable to the New Advisor for services rendered to the Corporation and its affiliates pursuant to the New Advisory Agreement must be identical to the fees payable to the Advisor pursuant to the Advisory Agreement. The preceding sentence shall only apply for a period of fourteen (14) years after the termination of the Advisory Agreement.

11.2 Appointment of Advisors After Termination of the New Advisory Agreement. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, to the maximum extent permitted by non-waivable provisions of Maryland law, upon the termination of the New Advisory Agreement, any appointment of a new advisor by the Board of Directors and any advisory agreement entered into by the Corporation and/or its affiliates with such advisor must comply with the provisions of Section 11.1, with the exception of Section 11.1(b), which shall no longer apply.

article XII - WAIVER OF NOTICE

Whenever any notice of any meeting is required to be given pursuant to the charter of the Corporation or these bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute.  The attendance of any person at any such meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

article XIII - AMENDMENT OF BYLAWS

For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, these bylaws may not be altered, amended or repealed unless such modification is declared advisable by the Board of Directors and approved by the affirmative vote of at least seventy-five percent (75%) of all the votes cast on the matter at a meeting of stockholders at which stockholders entitled to cast 40 percent (40%) of all the votes entitled to be cast on the matter are present in person or by proxy; provided, however, that the Board of Directors shall have the power to alter, amend or repeal any provision of these bylaws without stockholder approval for purposes of conforming these bylaws with any amendment to provisions of the Israeli Securities Law or Israeli Companies Law applicable to the Corporation. If the Corporation’s securities cease to trade on the Tel Aviv Stock Exchange or an applicable exemption under the Israeli Securities Law with respect to the application of the Israeli Companies Law to the Corporation does apply, the Board of Directors shall have the exclusive power to alter, amend or repeal these bylaws.

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article XIV - MISCELLANEOUS

14.1 Severability. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, a holding by a court of competent jurisdiction that one or more provisions of these bylaws are invalid, illegal, or otherwise unenforceable shall not, unless the court expressly holds to the contrary, affect the validity, legality, or enforceability of such provision(s) in any other circumstance, and the remainder of the charter of the Corporation and these bylaws (including, without limitation, the remainder of any (sub)section of these bylaws containing a provision held to be invalid, illegal or unenforceable) shall, to the fullest extent possible, be construed as to permit the Corporation to comply with the requirements applicable to issuers incorporated outside Israel whose securities are listed on the Tel Aviv Stock Exchange.

14.2 Voting Stock in Other Companies. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the Chief Executive Officer, the President, a Vice President, or a proxy appointed by any of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

14.3 Execution of Documents. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

article XV – EXCLUSIVE FORUM FOR CERTAIN LITIGATION

15.1 General. Subject to Section 15.2 below, unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the charter of the Corporation or these bylaws; (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine; or (v) any other action asserting a claim of any nature brought by or on behalf of any stockholder, in such stockholder’s capacity as such, of the Corporation (which, for purposes of this ARTICLE XV, shall mean any stockholder of record or any beneficial owners of stock of the Corporation either on his, her or its own behalf or on behalf of any series or class of shares of stock of the Corporation or any group of stockholders of the Corporation) against the Corporation or any director or officer or other employee of the Corporation, except as to each of (i) through (v) above, for any actions, claims or proceedings arising under the U.S. federal securities laws.

15.2 Forum in Israel. For so long as the Corporation’s securities are traded on the Tel Aviv Stock Exchange and an applicable exemption under the Israeli Securities Law does not apply, the Corporation hereby consents to the jurisdiction of the courts of Israel only in respect of claims or proceedings commenced by a stockholder (including those resident outside of Israel), the Israeli Securities Authority or the Tel Aviv Stock Exchange deriving from the implementation of the Israeli Companies Law in accordance with Israeli Securities Law. This would include, inter alia, derivative actions arising under the Israeli Companies Law or the Israeli Securities Law that are commenced in an Israeli court by any stockholder on behalf of the Corporation. The Corporation does not consent to the jurisdiction of the courts of Israel in respect of any claims or proceedings deriving from any applicable U.S. federal or state law, or any other claim or proceeding deriving from any law other than the Israeli Companies Law or Israeli Securities Law.

15.3 Relief. As the Corporation would be irreparably harmed by any action filed in violation of this ARTICLE XV and could not be adequately compensated by monetary damages alone, the Corporation shall be entitled to specific performance of this ARTICLE XV and to temporary, preliminary and permanent injunctive relief to specifically enforce the terms of this ARTICLE XV and to prevent any breaches thereof.

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